                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the registrant [X]

     Filed by a party other than the registrant [ ]

     Check the appropriate box:

     [ ] Preliminary proxy statement        [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

     [X] Definitive proxy statement

     [ ] Definitive additional materials

     [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                      UNIVERSAL STANDARD HEALTHCARE, INC.
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                (Name of Registrant as Specified in Its Charter)

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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.

--------------------------------------------------------------------------------

     [ ] Check box if any party of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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

                   [UNIVERSAL STANDARD HEALTHCARE, INC. LOGO]

June 3, 1998

To Our Shareholders:

     You are invited to attend the 1998 Annual Meeting of Shareholders which will take place at the offices of Dykema Gossett PLLC, 400 Renaissance Center, Detroit, Michigan on Monday, June 29, 1998. The meeting will start promptly at 8:30 a.m., local time.

     The attached notice of the meeting and Proxy Statement describe the items of business to be transacted: (i) the election of two directors, (ii) the approval of an amendment to the Company's Articles of Incorporation to increase the number of shares of Common Stock authorized from 20,000,000 to 40,000,000,
(iii) the approval of an amendment to the Company's Articles of Incorporation to authorize for issuance by the Board of Directors up to 10,000,000 shares of Preferred Stock, and (iv) such other business as may properly come before the meeting or any adjournment thereof. After the formal business session, there will be a report to the shareholders on the progress of the Company along with a discussion period.

     I look forward to seeing you at the Annual Meeting and hope you will make plans to attend. Whether or not you plan to attend the meeting, I urge you to sign, date and return your proxy in the addressed envelope enclosed for your convenience so that as many shares as possible may be represented at the meeting. No postage is required if the envelope is mailed in the United States. Returning the proxy will not affect your right to attend the meeting or your right to vote in person.

                                        Sincerely,

                                        /s/ EUGENE E. JENNINGS
                                        EUGENE E. JENNINGS
                                        Chairman of the Board,
                                        President and Chief Executive Officer

                   [UNIVERSAL STANDARD HEALTHCARE, INC. LOGO]

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                          TO BE HELD ON JUNE 29, 1998

Southfield, Michigan
June 3, 1998

To the Shareholders of Universal Standard Healthcare, Inc.:

     Notice is hereby given that the Annual Meeting of Shareholders of Universal Standard Healthcare, Inc. will be held at the Dykema Gossett PLLC, 400 Renaissance Center, Detroit, Michigan on Monday, June 29, 1998, at 8:30 a.m., local time, for the following purposes:

     1. To elect two directors of the Company to hold office until the 2001 Annual Meeting of Shareholders or until their successors are elected and qualified;

     2. To approve an amendment to the Company's Articles of Incorporation to increase the number of shares of Common Stock authorized for issuance from 20,000,000 to 40,000,000;

     3. To approve an amendment to the Company's Articles of Incorporation to authorize for issuance, from time to time, up to 10,000,000 shares of Preferred Stock, without par value, in such amounts, in one or more classes or series, and with such designations, preferences, limitations and relative rights for each class or series as the Board of Directors of the Company shall determine and to make certain related changes; and

     4. To transact such other business as may properly come before the meeting or any adjournment thereof.

     Shareholders of record on May 4, 1998, will be eligible to vote at this meeting. The stock transfer books of the Company will not be closed, but only shareholders of record at the close of business on such date will be entitled to notice of and to vote at the meeting.

                                          By order of the Board of Directors,

                                        /s/ THOMAS S. VAUGHN
                                          THOMAS S. VAUGHN
                                          Secretary
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YOUR VOTE IS IMPORTANT. PLEASE DATE, SIGN AND MAIL THE ENCLOSED FORM OF PROXY IN
THE ACCOMPANYING ADDRESSED ENVELOPE AT YOUR EARLIEST OPPORTUNITY.
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

                   [UNIVERSAL STANDARD HEALTHCARE, INC. LOGO]

                                PROXY STATEMENT

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Universal Standard Healthcare, Inc. (the "Company") to be used at the Annual Meeting of Shareholders, and at any adjournment thereof, to be held on Monday, June 29, 1998, at the offices of Dykema Gossett PLLC, 400 Renaissance Center, Detroit, Michigan beginning at 8:30 a.m., local time. The address of the principal executive offices of the Company is 26500 Northwestern Highway, Southfield, Michigan 48076. This Proxy Statement and the accompanying form of proxy, which is being solicited by the Board of Directors, will be first sent or given to shareholders on or about June 8, 1998.

     Only holders of record of the Company's Common Stock at the close of business on May 4, 1998 (the "Record Date") will be entitled to notice of and to vote at the Annual Meeting or any adjournment thereof. Shareholders of record on the Record Date are entitled to one vote per share on any matter that may properly come before the Annual Meeting. As of the Record Date, a total of 6,569,513 shares of Common Stock were issued and outstanding and entitled to vote at the Annual Meeting. The presence, either in person or by properly executed proxy, of the holders of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum at the Annual Meeting.

     A proxy may be revoked at any time before it is exercised by delivering written notice to the Secretary of the Company, executing and delivering a later dated proxy or voting in person at the Annual Meeting. Unless revoked, the shares represented by each duly executed, timely delivered proxy will be voted in accordance with the specifications made. IF NO SPECIFICATIONS ARE MADE, SUCH SHARES WILL BE VOTED FOR THE ELECTION OF DIRECTORS AND FOR EACH OF THE AMENDMENTS TO THE ARTICLES OF INCORPORATION AS PROPOSED IN THIS PROXY STATEMENT. The Board of Directors does not intend to present any other matters at the Annual Meeting. However, should any other matters properly come before the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxy in accordance with their best judgment. For purposes of determining the number of votes cast with respect to the election of directors, only those cast "for" are included. Abstentions and withheld votes are counted only for purposes of determining whether a quorum is present at the Annual Meeting and broker non-votes are not counted for any purpose. Abstentions and broker non-votes will have the effect of a vote against the two proposals to amend the Company's Articles of Incorporation and will have no effect on the election of directors.

     All costs of solicitation of proxies will be borne by the Company. In addition to solicitation by mail, the officers and employees of the Company, who will receive no extra compensation therefor, may solicit proxies personally or by telephone. The Company will reimburse brokerage houses, custodians, nominees and fiduciaries for their expense in mailing proxy material to principals.

                           INFORMATION ON SECURITIES

     The following table set forth information as of April 1, 1998, unless otherwise indicated, with respect to the beneficial ownership of Common Stock by each director and nominee, each executive officer named in the Summary Compensation Table under "Proposal 1 -- Nominees for Election as
Directors -- Executive Compensation," all current directors and executive officers as a group and all other persons known by the Company to beneficially own more than 5% of the outstanding shares of Common Stock (each, a "5% Owner").

                                                          NUMBER              PERCENT
                      NAME(a)                          OF SHARES(b)         OF CLASS(c)
                      -------                          ------------         -----------
Eduardo Bohorquez..................................     2,480,515(d)           37.3
Anthony A. Bonelli.................................        37,747(e)           *
Robert P. DeCresce.................................        45,747(f)           *
Thomas R. Donahue..................................             0             --
Thomas W. Gorman...................................       584,899(g)            8.9
P. Thomas Hirsch...................................        25,000(h)           *
Eugene E. Jennings.................................       173,750(i)            2.6
Joseph J. Vadapalas................................     2,480,515(d)           37.3
Lou Gorga..........................................        30,000(j)           *
Alan S. Ker........................................        55,078(k)           *
Perry C. McClung...................................       139,863(l)            2.1
Anixter International, Inc.........................       774,899(m)           11.8
The Kaufmann Fund, Inc.............................     1,842,857(n)           23.9
Portfolio Investment Company Limited...............     2,178,223(o)           33.2
WestSphere Capital, Inc............................     2,480,515(d)           37.3
WestSphere Capital Associates, L.P.................     2,480,515(d)           37.3
All current directors and executive officers as a
  group (12 persons)...............................     3,547,599(p)           50.6

-------------------------
 *   Less than one percent

(a) The address of each of WestSphere Capital Associates, L.P. ("WCA"), 55 E. 59th Street, 13th Floor, New York, New York 10017, WestSphere Capital, Inc. ("WCI") and Messrs. Bohorquez, Vadapalas and Donahue in c/o WCA, 55 E. 59th Street, 13th Floor, New York, New York 10017. The address of Portfolio Investment Company Limited ("PICL") is P.O. Box 309, 63 SMB, Grand Cayman, Cayman Islands, B.W.I. The address of Mr. Gorman and Signal Capital Corporation is 55 Ferncroft Road, Danvers, Massachusetts 01923. The address of Anixter International, Inc. is Two North Riverside Plaza, Chicago, Illinois 60606. The address of The Kaufmann Fund, Inc. is 140 E. 45th Street, 43rd Floor, New York, New York 10017.

(b) The column sets forth shares of Common Stock which are deemed to be "beneficially owned" by the persons named in the table under Rule 13d-3 of the Securities and Exchange Commission ("SEC"), including shares issuable under options or warrants exercisable currently or within 60 days of April 1, 1998 or upon conversion of the Company's 8.25% Convertible Subordinated Debentures Due 2006 ("Debentures"). Each of the persons named in the table has sole voting and investment power with respect to all shares beneficially owned by them, except as described in the following footnotes.

(c) For purposes of calculating the percentage of Common Stock beneficially owned, the shares issuable to such person under stock options or warrants exercisable currently or within 60 days of April 1, 1998 or upon conversion of Debentures owned by such person are considered outstanding and added to the shares of Common Stock actually outstanding.

(d) Information is based on a Schedule 13D filed by PICL and certain related entities on September 30, 1996. Amount includes 2,178,223 shares owned by PICL, as well as 219,175 shares and a currently exercisable warrant for 83,117 shares which shares and warrants are owned by certain other affiliates of WCA and WCI. Pursuant to certain management agreements, WCA has the authority to direct the voting power of the shares of the Company owned by these entities. WCI is the general partner of WCA and therefore may also be deemed to be the beneficial owner of such shares. WCA and WCI disclaim this beneficial ownership. Messrs. Bohorquez and Vadapalas are principals of WCA and directors of WCI and therefore may be deemed to be beneficial owners of such shares. Messrs. Bohorquez, Donahue and Vadapalas disclaim beneficial ownership of these shares. A pledge of 219,175 of these shares was made to a bank as security for the Company's line of credit.

(e) Includes 37,747 shares which may be acquired pursuant to stock options.

(f) Includes 42,747 shares which may be acquired pursuant to stock options and 3,000 shares owned by Dr. DeCresce's minor sons as to which shares Dr. DeCresce disclaims beneficial ownership.

(g) Includes 584,899 shares owned by Signal Capital Corporation for which Mr. Gorman is a senior investment manager. Excludes 190,000 shares owned by Anixter International, Inc., the parent corporation of Signal Capital Corporation. Mr. Gorman disclaims beneficial ownership of all such shares. See note (m).

(h) Includes 25,000 shares which may be acquired pursuant to stock options.

(i) Includes 168,750 shares which may be acquired pursuant to stock options.

(j) Includes 30,000 shares which may be acquired pursuant to stock options. All such options have since expired due to Mr. Gorga's termination of employment.

(k) Includes 47,713 shares which may be acquired pursuant to stock options and 7,365 shares as to which Mr. Ker shares beneficial ownership with his spouse.

(l) Includes 37,500 shares which may be acquired pursuant to stock options.

(m) Information regarding Anixter International, Inc. is based on the Schedule 13D filed by Anixter International, Inc. on or about January 31, 1995. Amount includes 190,000 shares owned directly and 584,899 shares owned by its subsidiary, Signal Capital Corporation.

(n) Information regarding The Kaufmann Fund, Inc. is based on the Schedule 13G filed by the Fund as of December 31, 1995. Includes 1,142,857 shares which may be acquired upon conversion of Debentures.

(o) Such shares are subject to a management agreement with WCA. See note (d). All of such shares are also pledged to secure certain obligations of PICL.

(p) Includes a total of 447,574 shares which may be acquired pursuant to options and warrants. See also footnotes (d) through (l) above. None of the directors or executive officers beneficially own any Debentures.

                                   PROPOSAL 1

                       NOMINEES FOR ELECTION AS DIRECTORS

     The Company's Articles of Incorporation divide the Company's directors into three classes, the terms of which expire as set forth below. At each annual meeting, the shareholders of the Company will elect to three-year terms directors to replace those directors whose terms expire at that annual meeting. The term of office of directors elected at this year's Annual Meeting will continue until the 2001 Annual Meeting.

     The following sets forth information as to each nominee for election at the Annual Meeting and each director continuing in office, including his age, present principal occupation, other business experience during the last five years, directorships in other publicly held companies, membership on committees of the Board of Directors and period of service as a director of the Company. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE NOMINEES FOR ELECTION. The election of directors requires a plurality of the votes cast.

     If any nominee at the time of election is unable to serve, or otherwise is unavailable for election, and if other nominees are designated, the persons named in the accompanying form of proxy will have discretionary authority to vote or refrain from voting in accordance with their judgment on such other nominees. If any nominees are substituted by the Board of Directors, the persons named in the accompanying form of proxy intend to vote for such nominees. Management is not aware of the existence of any circumstance which would render any nominee named hereunder unavailable for election. All nominees are currently directors of the Company.

NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS FOR A TERM EXPIRING IN 2001

     EDUARDO BOHORQUEZ, PH.D, 51 Dr. Bohorquez has been a director of the Company since its organization. He has been the President and Chief Executive Officer of WCI and the Chief Executive Officer of WCA, each an investment firm, since their organization in 1989. From August 1986 to May 1989, he was employed by Ehrlich Bober and Co., Inc., an investment banking company, as a Managing Director, and from January 1980 to July 1986 he was employed by The Chase Investment Bank, the investment banking subsidiary of The Chase Manhattan Bank, N.A., as a Managing Director of the Corporate Finance Group. Dr. Bohorquez holds a Ph.D in Finance from the University of Wisconsin.

     JOSEPH J. VADAPALAS, 43 Mr. Vadapalas has been a director of the Company since its organization. He has been an Executive Vice President of WCI and a Managing Director of WCA since their organization in 1989. From August 1986 to May 1989, he was employed by Ehrlich Bober & Co., Inc. as a director. From September 1982 to August 1986, he was employed by The Chase Investment Bank, the investment banking subsidiary of The Chase Manhattan Bank, N.A., as a director.

DIRECTORS WHOSE TERMS EXPIRE IN 1999

     ANTHONY A. BONELLI, 47 Mr. Bonelli has been a director of the Company since June 1992. In January 1998, Mr. Bonelli was appointed Chief Operating Officer of Vita Quest International, Inc. ("Vita Quest"), a custom developer, manufacturer and marketer of vitamins and nutritional supplements, and was appointed President of Vita Quest's Garden State Nutritional Division and President of Windmill Consumer Products Division. Previously, he served as President and Chief Operating Officer of Neuman Distributors, Inc., a wholesale distributor of pharmaceutical products, from August 1995 until December 1997. Mr. Bonelli served as President and Chief Operating Officer for Copley Pharmaceutical, Inc., a worldwide developer and manufacturer of off-patent generic prescription and over the counter pharmaceuticals, from June 1993 until November 1994. From September 1989 until June 1993, Mr. Bonelli was Vice President, Institutional Health Care Strategic Business Unit, for Parke-Davis, a division of the Warner-Lambert Company, a worldwide pharmaceutical and consumer products corporation, and prior to that served as Director of Marketing of Parke-Davis from August 1987 until September 1989. From February 1986 to August 1987, Mr. Bonelli held various positions with Schering-Plough Corporation, a pharmaceutical manufacturer, including Director, Trade Development. Mr. Bonelli holds a law degree from the University of San Francisco and an M.B.A. from Rutgers University.

     ROBERT P. DECRESCE, M.D., 48 Dr. DeCresce has been a director of the Company since June 1992. He has been the Director of Clinical Laboratories for Rush-Presbyterian/St. Luke's Medical Center in Chicago, Illinois since July 1991. From 1987 to 1991, he was the Chief of Pathology of Humana Hospital-Michael Reese in Chicago, Illinois. From 1983 to 1987, he was Vice President for MetPath Incorporated, a division of Corning, Inc. Dr. DeCresce received an M.D. from Columbia University College of Physicians and Surgeons in 1975 and an M.B.A. from Columbia University in 1977.

     THOMAS W. GORMAN, 38 Mr. Gorman has been a director of the Company since November 1992. He has been a senior investment manager at Signal Capital Corporation, a Massachusetts-based investment firm since April 1991. Mr. Gorman also served as an investment manager at Signal from January 1990 to April 1991 and as Assistant Treasurer at Signal from May 1988 to January 1990. From June 1987 to May 1988, Mr. Gorman served as Manager, Corporate Finance, at General Motors Corporation.

     WCI and its affiliates and certain of the Company's other shareholders have agreed to vote their shares for the election of Mr. Gorman at the request of Signal Capital Corporation pursuant to a certain Stockholders Agreement dated June 28, 1991. Such right of Signal Capital Corporation expires upon the earlier to occur of June 27, 2001 and the date on which Signal Capital Corporation no longer holds at least 5% of the Common Stock.

DIRECTORS WHOSE TERMS EXPIRE IN 2000

     THOMAS R. DONAHUE, 36 Mr. Donahue has been a director of the Company since its organization. He has been a principal of WCA since November 1992 and was a director of WCA from the time of its organization in 1989 until November 1992. Mr. Donahue has served as Executive Vice President of WestSphere Equity Investors, L.P., an affiliate of WCA, since January 1996. From July 1988 to May 1989, he was employed by Ehrlich Bober & Co. Inc., an investment banking firm, as a Senior Associate.

     P. THOMAS HIRSCH, 47 Mr. Hirsch has been a director of the Company since October 1994. Mr. Hirsch has served as President and Chief Executive Officer of Path Lab, Inc., a New England hospital-based clinical laboratory company, since June 1984. From October 1985 until June 1994, Mr. Hirsch was also the President and Chief Executive Officer of Diagnostic Laboratory Services, Inc., a clinical laboratory company based in Hawaii. Mr. Hirsch has over 18 years of managerial experience in the health care industry.

     EUGENE E. JENNINGS, 44 Mr. Jennings has been Chairman of the Board, President and Chief Executive Officer since April 1996. From November 1991 to March 1996, Mr. Jennings served in various managerial capacities for AMSCO International, Inc., a manufacturer of medical and industrial infection control and surgical care equipment and provider of biomedical services, and most recently as Corporate Vice President -- International and Bio-Technology and Pharmaceutical Businesses. Mr. Jennings served as Vice President and General Manager of Stryker Corporation, a manufacturer of endoscopic medical devices, during 1990 and 1991 and has more than 16 years of senior executive managerial experience in the health care industry.

DIRECTOR COMPENSATION

     During 1997, the non-employee directors were not paid any cash compensation for their services as members of the Company's Board of Directors and were only reimbursed for travel and related expenses.

     The Directors Stock Option Plan (the "Directors Plan") provides for the making of stock option grants to directors who are not employees of the Company or its subsidiaries and who are not 5% Owners or employees, officers or affiliates of a 5% Owner. Eligible directors who are first elected to the Board after March 1995 will receive an initial grant of an option to purchase 15,000 shares in addition to annual grants during the term of the Directors Plan at an exercise price equal to the fair market value per share of the Common Stock on the grant date (as calculated under the Directors Plan). In addition, on the date of each annual meeting during the term of the Directors Plan, each eligible director will receive an option to purchase 10,000 shares at a price equal to the fair market value per share of the Common Stock on the grant date (as calculated under the Directors Plan). Messrs. Bonelli and Hirsch and Dr. DeCresce each received an option to purchase 10,000 shares at $3.61 per share during 1997 under the Directors Plan. All options granted under the Directors Plan become exercisable in equal annual installments on each of the first four anniversaries of the grant date or immediately upon a "change of control" or "involuntary removal" from the Board of Directors (as such terms are defined in Directors Plan).

BOARD COMMITTEES AND ATTENDANCE

     The Company's Board of Directors has an Audit Committee, a Compensation Committee and a Stock Option Committee. The Audit Committee, which met three times during 1997, oversees actions taken by the Company relating to its financial matters and its independent auditors, recommends the engagement of auditors and reviews the Company's financial statements. The members of the Audit Committee are Messrs. Donahue and Bonelli and Dr. DeCresce. The Compensation Committee, which met two times during 1997, approves the compensation of executives of the Company and makes recommendations to the Board of Directors with respect to standards for setting compensation levels. The members of the Compensation Committee are Messrs. Vadapalas and Hirsch and Drs. Bohorquez and DeCresce. The Stock Option Committee, which met three times during 1997, administers the 1992 Stock Option Plan, Employee Stock Purchase Plan and the Directors Stock Option Plan. The members of the Stock Option Committee are Dr. DeCresce and Mr. Hirsch. See "Proposal 1 -- Nominees for Election as Directors -- Executive Compensation" for the report of the Compensation Committee on executive compensation practices and policies. In addition to formal meetings, from time to time the Compensation Committee and the Stock Option Committee informally discuss issues or matters under consideration and take formal action by unanimous written consent. The Company's Board of Directors met six times during 1997. Except for Mr. Bonelli and Dr. Bohorquez, each director attended 75% or more of the total number of meetings of the Board and committees of which he was a member in 1997.

EXECUTIVE OFFICERS

     The executive officers of the Company as of the date of this Proxy Statement are listed and described below. Executive officers serve at the discretion of the Board of Directors.

                NAME                     AGE                            POSITION
                ----                     ---                            --------
Eugene E. Jennings...................    44     Chairman of the Board, President, Chief Executive
                                                Officer and Director
Robert J. Helbling...................    52     Vice President and Chief Operating Officer of Universal
                                                Diagnostics
Alan S. Ker..........................    46     Vice President, Finance, Chief Financial Officer,
                                                Treasurer and Assistant Secretary
Perry C. McClung.....................    61     Executive Vice President and President of Universal
                                                Standard Healthcare of Delaware, Inc.
Imtiaz H. Sattaur....................    35     Vice President -- Chief Information Officer

     Mr. Jennings' business experience is described under "Directors Whose Terms Expire in 2000."

     Mr. Helbling has been Vice President and Chief Operating Officer of Universal Diagnostics, the Company's laboratory division, since February 1998. Prior to joining the Company, Mr. Helbling served as Vice President, Distribution, of St. Jude Medical, Inc., a medical device company, from January 1996 to December 1997 and as President of Cardiac Assist, a division of St. Jude Medical, Inc., from May 1992 to December 1995. Mr. Helbling was employed by Surgitek, a division of Bristol-Myers Squibb, as President from 1986 to 1992 and as Vice President of Operations from 1984 to 1986. Surgitek sells implantable surgical devices to urologists and plastic surgeons.

     Mr. Ker has served as Vice President, Finance, and Chief Financial Officer of the Company since July 1991 and was appointed Assistant Secretary in March 1995. Mr. Ker was appointed Treasurer of the Company in June 1992. Prior to joining the Company, Mr. Ker had been the Western Regional Controller of Damon Corporation, a nationally-based clinical laboratory, since January 1985. From 1980 through December 1984,

Mr. Ker was the Controller for the United States operations of MDS Health Group, Inc., a worldwide clinical laboratory.

     Mr. McClung has been Executive Vice President of the Company and President of the Company's principal managed care subsidiary since June 1991. Prior to joining the Company, Mr. McClung served as Vice President of Marketing of MML, Inc., the Company's predecessor, from 1984 to May 1991. From 1968 to 1983, Mr. McClung served in various positions, including Vice President of Auto National Marketing, with Michigan Blue Cross/Blue Shield.

     Mr. Sattaur has been Vice President -- Chief Information Officer of the Company since joining the Company in May 1997. Prior to joining the Company, Mr. Sattaur was employed by RiskAlert, Inc., a national risk/quality software and information consulting company and a subsidiary of the Aon Corporation, an insurance brokerage company, as President, from January 1993 to January 1997 and as Vice President/ National Director from February 1991 through January 1993.

           COMPENSATION COMMITTEE INTERLOCKS AND CERTAIN TRANSACTIONS

     Joseph Vadapalas, Eduardo Bohorquez, Robert DeCresce and Thomas Hirsch served on the Compensation Committee of the Board of Directors of the Company during 1997. None of these individuals was an employee of the Company during 1997.

     Pursuant to the terms of a management advisory and consulting agreement between WCA and the Company which terminated in December 1992, the Company has an outstanding obligation to WCA in the amount of approximately $395,000. In addition, in March 1998, 219,175 shares of Common Stock beneficially owned by affiliates of WCA and WCI were pledged to a bank as security for the Company's bank line of credit in connection with an amendment of the bank line of credit agreement. WCA is a 5% Owner and is controlled by WCI. Dr. Bohorquez is the chief executive officer of WCA and Mr. Vadapalas is a managing director of WCA.

                             EXECUTIVE COMPENSATION

SUMMARY

     The following table provides summary information for the periods indicated concerning compensation paid or accrued by the Company and its subsidiaries to the Company's Chief Executive Officer and its three other executive officers serving as such as of December 31, 1997 who earned more than $100,000 in salary and bonus during 1997 (the "Named Officers").

                                                                               LONG TERM
                                                                              COMPENSATION
                                                                                 AWARDS
                                                                              ------------
                                                       ANNUAL COMPENSATION     SECURITIES
                                                       -------------------     UNDERLYING      ALL OTHER
                NAME AND                                SALARY      BONUS     OPTIONS/SARS    COMPENSATION
           PRINCIPAL POSITION               YEAR         ($)         ($)          (#)            ($)(a)
           ------------------               ----        ------      -----     ------------    ------------
Eugene Jennings.........................    1997       $256,450    $    --       75,000         $88,643
Chairman of the Board, President            1996        174,452     93,750      300,000          17,930
and Chief Executive Officer(b)
Perry McClung...........................    1997        156,197         --       40,000          75,854
Executive Vice President                    1996        145,455         --       85,000(c)          842
                                            1995        133,890         --       10,000             540
Alan Ker................................    1997        141,911         --       20,000             553
Vice President, Finance,                    1996        133,600         --      120,000(c)          548
Treasurer and Chief                         1995        130,703         --       10,000             122
Financial Officer
Lou Gorga...............................    1997        127,026         --           --             489
Former Vice President                       1996        123,273         --       80,000(c)          321
and Chief Operating Officer(d)              1995         46,406         --       60,000          13,000

-------------------------
(a) Amounts in 1997 represent premiums paid by the Company for term life insurance policies purchased for such officers. Mr. Jennings' amount also includes $87,948 in reimbursements for temporary housing, real estate commissions, moving expenses and the loss on the sale of his former home incurred in connection with his relocation to Michigan. In addition, Mr. McClung received a payment of $75,000 in connection with a covenant not to compete contained in his June 1996 employment agreement and continued in his June 1997 employment agreement.

(b) Mr. Jennings joined the Company as Chairman of the Board, President and Chief Executive Officer in April 1996.

(c) Amounts include 40,000, 85,000 and 80,000 options held by Messrs. Gorga, McClung and Ker, respectively, granted prior to 1996 and repriced during 1996.

(d) No longer an executive officer of the Company effective January 19, 1998.

     The following table sets forth information concerning stock option grants during 1997 to the Named Officers.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                                 POTENTIAL REALIZABLE
                                                INDIVIDUAL GRANTS                                  VALUE AT ASSUMED
                         ---------------------------------------------------------------           ANNUAL RATES OF
                          NUMBER OF         % OF TOTAL                                               STOCK PRICE
                          SECURITIES       OPTIONS/SARS                                            APPRECIATION FOR
                          UNDERLYING        GRANTED TO       EXERCISE OR                            OPTION TERM(a)
                         OPTIONS/SARS      EMPLOYEES IN      BASE PRICE       EXPIRATION      --------------------------
        NAME              GRANTED(#)       FISCAL YEAR         ($/SH)            DATE             5%             10%
        ----             ------------      ------------      -----------      ----------      ----------      ----------
Eugene Jennings......       75,000(b)            31%             3.94           3/12/07       $  481,338      $  766,451
Perry McClung........       40,000(c)            17%             3.14           5/14/07       $  204,589      $  325,774
Alan Ker.............       20,000(d)             8%             3.10          11/11/07       $  100,991      $  160,812
Lou Gorga............           --               --                --                --               --              --

-------------------------

(a) Represents the value of such option at the end of its 10 year term (without discounting to present value), assuming the market price of the Common Stock appreciates from the exercise price beginning on the grant date at an annually compounded rate of 5% or 10%. These amounts represent assumed rates of appreciation only. Actual gains, if any, will be dependent on overall market conditions and on the future performance of the Common Stock. There can be no assurance that the amount reflected in this table will be achieved. On April 1, 1998, the closing market price of the Common Stock was $2.50 which was below the respective prices of all the options indicated in the table. Hence, if exercised as of April 1, 1998, none of such options would have any value.

(b) These options were granted under the 1992 Stock Option Plan and become exercisable in cumulative annual installments of 25% on each of the first four anniversaries of the grant date, subject to Mr. Jennings' continued employment with the Company.

(c) One half of the options were Turn-Around Incentive Options and one half were High Growth Incentive Options. The terms of the Turn-Around Incentive Options were as follows: one-third were to vest based upon the achievement of corporate goals, one-third upon achievement of divisional goals and one-third upon achievement of individual goals, provided that none would vest if the optionee did not achieve his individual goals, unless the Stock Option Committee otherwise approved of such vesting. The terms of the High Growth Incentive Options were as follows: The High Growth Incentive Options would have vested December 31, 1997 if the Company achieved the 1997 operating plan approved by the Board of Directors as follows: the number of High Growth Incentive Options equal to the number of Turn-Around Incentive Options which vested June 30, 1997 would vest, or if no Turn-Around Incentive Options vested because the optionee failed to achieve his individual goals by June 30, 1997, then one half of the High Growth Incentive Options would vest if the optionee had met his individual goals by December 31, 1997. Vested options would have become exercisable in four equal annual installments beginning one year from their vesting date. Six thousand of the Turn-Around Incentive Options vested June 30, 1997 and are exercisable in annual increments of 25% beginning June 30, 1998. The remaining 34,000 options expired in 1997.

(d) These options, which were granted November 11, 1997, vest and become exercisable in four equal annual installments beginning one year from the grant date, subject to Mr. Ker's continued employment with the Company.

     The following table provides information with respect to unexercised options held as of the end of 1997 by the Named Officers. There were no options exercised by the Named Officers during 1997.

            AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                       FISCAL YEAR-END OPTION/SAR VALUES

                                                       NUMBER OF SECURITIES            VALUE OF UNEXERCISED
                                                      UNDERLYING UNEXERCISED               IN-THE-MONEY
                                                         OPTIONS/SARS AT                   OPTIONS/SARS
                                                        FISCAL YEAR-END(#)           AT FISCAL YEAR-END($)(a)
                                                   ----------------------------    ----------------------------
                     NAME                          EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
                     ----                          -----------    -------------    -----------    -------------
Eugene Jennings................................      75,000          300,000            0               0
Perry McClung..................................      37,500           43,500            0               0
Alan Ker.......................................      47,713           63,500            0               0
Lou Gorga......................................      30,000           30,000            0               0

-------------------------
(a) Represents the total gain which would have been realized if all options were exercised at December 31, 1997. The closing market price at December 31, 1997 was $2.13.

EMPLOYMENT AGREEMENTS

     The Company has employment agreements with each of the Named Officers. These agreements are described below.

     The employment agreement of Mr. Jennings expires on March 12, 1999 and provides for an annual salary (subject to adjustment for inflation) of $250,000. In connection with the commencement of his employment, the Company also agreed to reimburse Mr. Jennings for certain costs and expenses relating to his relocation to the State of Michigan, including temporary housing, travel, moving expenses, real estate commission and real estate closing costs, and for taxes imposed on such reimbursements. Mr. Jennings' employment agreement also provides for a performance bonus plan for the years 1996 through 1998. For a description of Mr. Jennings' 1997 performance bonus plan, see "Compensation Committee and Stock Option Committee Report -- Annual Cash Incentive Opportunities." Under the 1998 performance bonus plan, Mr. Jennings will be eligible to earn up to 100% of his base salary for each such year as a bonus upon the achievement of certain performance objectives for 1998. The potential bonus earned under the bonus plan for 1998 is a direct function of the percentage of the Company's operating plan achieved during the plan year. The operating plan for 1998 is the Company's operating plan for such year as mutually agreed upon by the Board of Directors and Mr. Jennings. The term of the Employment Agreement will extend automatically for successive terms of one year unless, at least six months prior to the then current expiration date, the Company gives notice of its intent not to extend the term. Upon termination of employment by the Company without cause, Mr. Jennings generally will be entitled to receive his salary and certain benefits for a period of twelve months. Upon termination of employment by the Company for cause or as a result of Mr. Jennings' death, incapacity or violation of the terms of the agreement, the Company's obligation to pay Mr. Jennings' salary will cease.

     The employment agreement of Mr. Gorga was to expire on December 31, 1998 and provided for an annual salary (subject to adjustment for inflation) of $125,000. Upon commencement of his employment in September 1995, Mr. Gorga also received a payment of $13,000 in connection with his relocation to the State of Michigan. The contract term was to extend automatically for successive terms of one year unless, at least six months prior to the then current expiration date, the Company gave notice of its intent not to extend the term. Upon termination of employment by the Company without cause, Mr. Gorga generally would have been entitled to receive his salary and certain benefits for a period of the lesser of six months following the date of his termination or the remaining term of the employment agreement at the rate in effect as of the date of termination. Upon termination of employment by the Company for cause or as a result of Mr. Gorga's death, incapacity or violation of the terms of the agreement, the Company's obligation to pay Mr. Gorga's salary would have ceased. Mr. Gorga's employment terminated on January 19, 1998, and Mr. Gorga will be paid six months of salary and certain benefits.

     The employment agreement of Mr. McClung expires no later than December 31, 2000 and provides that during the first year of the employment period, which began June 28, 1997 and ended December 31, 1997, Mr. McClung would receive a pro rata portion of an annual salary equal to $159,000; during 1998, Mr. McClung will receive an annual salary of $159,000; during 1999, Mr. McClung will receive an annual salary of $134,000; and during 2000, Mr. McClung will receive a mutually agreed upon annual salary. If the Company and Mr. McClung are unable to agree on Mr. McClung's salary during 2000, Mr. McClung's employment with the Company shall terminate, effective January 1, 2000, and Mr. McClung shall instead serve as a consultant to the Company during 2000 and shall receive a monthly consulting fee based upon managed care revenue which will not exceed $6,222. During the employment period (but not the consulting period), Mr. McClung is eligible to participate in the same benefit plans as other executive officers. Mr. McClung participated in the Executive and Key Manager Compensation Plan for 1997 and is eligible to receive a one-time bonus during the employment period if managed care revenue from certain accounts exceeds stated thresholds. In addition, as consideration for his covenant not to compete with the Company for five years after termination of employment, Mr. McClung will receive $125,000 (part of which was paid in January 1997 and the remainder of which was due on or before January 1, 1998 but has not been paid). Upon termination of employment without cause during the employment period, Mr. McClung, is entitled to receive his salary (reduced by earnings from subsequent employment or otherwise) for nine months after termination of employment or until the end of the employment period, whichever is less. Except for the bonus and non-compete payment, the Company has no obligation to make further payments if employment is terminated for cause or due to death, disability or resignation.

     The employment agreement of Mr. Ker expires on December 31, 1999 and provides for an annual salary (subject to adjustment for inflation) of $153,000. Mr. Ker is eligible to participate in the same benefit and bonus plans as other executive officers. Upon termination of employment by the Company without cause, Mr. Ker generally will be entitled to receive his salary and benefits for a period of nine months. Upon termination of employment by the Company for cause or as a result of Mr. Ker's death, incapacity or violation of the terms of the agreement, the Company's obligation to pay Mr. Ker's salary will cease.

     In addition, the stock option agreements with Messrs. Jennings, McClung, Ker and Gorga provide that such options become immediately exercisable in full upon a change of control of the Company and, in certain cases, upon termination without cause.

COMPENSATION COMMITTEE AND STOCK OPTION COMMITTEE REPORT

     The Compensation Committee of the Board of Directors is responsible for oversight and administration of the Company's executive compensation program. The Stock Option Committee of the Board of Directors is responsible for the administration of the Company's stock option programs.

     The Company believes that its long-term success depends on its ability to attract, retain and motivate top quality executives. The Compensation Committee and the Stock Option Committee recognize that the Company's executive compensation program is an essential element in that process. The Company's executive compensation program reflects the Company's philosophy that executive compensation should be directly linked to the Company's performance. The program has been designed to link executive compensation to Company performance through at-risk compensation opportunities, both short-term and long-term, in order to adequately reward executives who contribute to the Company's success.

     The Company's executive compensation program consists of base salary, annual cash incentive opportunities and long-term incentives represented by stock options. The salary, bonus and other compensation terms for new executive officers are established by the Compensation Committee and Stock Option Committee based upon each executive's qualifications, position and level of responsibility.

BASE SALARY

     The Compensation Committee reviews base salary levels of the Company's executive officers at least annually and, if appropriate, adjusts base salary levels consistent with the terms of employment agreements with the Company's senior executive officers. Similarly, the President and Chief Executive Officer reviews base salary levels of the Company's other senior management annually and, if appropriate, adjusts such levels.

     During 1997, Eugene Jennings, Chairman of the Board, President and Chief Executive Officer of the Company received a cost of living increase in his annual base salary of 2.0%, as required by the terms of his employment agreement. For a more detailed description of the terms and conditions of Mr. Jennings' employment with the Company, see "Proposal 1 -- Nominees for Election as Directors -- Executive Compensation -- Employment Agreements."

     Two other executive officers received an increase in their annual base salaries during 1997 of approximately 6%. These increases in annual base salaries reflected additional compensation to offset the impact of the elimination of the Company's practice of providing executives with leased automobiles, cost of living increases and the efforts of these executives with respect to the growth of the Company's managed care operations and the reengineering and cost reduction initiatives implemented during 1996.

     The terms of the employment agreements with the Named Officers are described under "Proposal 1 -- Nominees for Election as Directors -- Executive Compensation -- Employment Agreements."

ANNUAL CASH INCENTIVE OPPORTUNITIES

     The Compensation Committee endeavors to institute cash incentive opportunities which will provide significant reward to the Company's senior executive officers for performance which enhances shareholder value, but which will result in little or no reward for performance that does not enhance shareholder value.

     Annual cash incentive opportunities have in the past consisted of two separate components: (i) bonus arrangements based upon the achievement of individual performance goals, and (ii) bonus arrangements based upon the achievement of Company and divisional performance goals.

     The Compensation Committee established a performance bonus plan for Mr. Jennings for 1997. Under this plan, Mr. Jennings was eligible to earn between 25% and 100% of his 1997 annual base salary upon the achievement of between 90% and 130% of the net income levels set forth in the Company's Operating Plan for 1997 as approved by the Board of Directors of the Company (the "1997 Operating Plan"). The Company did not achieve 90% of the 1997 Operating Plan, and so Mr. Jennings did not earn any bonus for 1997 under this plan.

     Under the performance bonus program for 1997 established by the Compensation Committee for the executive officers, other than Mr. Jennings, the executive officers could earn between 8.5% and 52.5% of their 1997 annual base salary upon achievement of between 90% and 130% of the 1997 Operating Plan and, in the case of executives principally associated with one of the Company's divisions (laboratory or managed care), between 90% and 100% of the Company's operating plan for 1997 for that division. The Company did not achieve 90% of the 1997 Operating Plan or 90% of the 1997 operating plan for either the laboratory or the managed care divisions, and so the executive officers of the Company did not earn any bonus under this program during 1997.

     Based upon the Company's 1997 financial performance, the Compensation Committee did not authorize the payment of any other bonuses to Mr. Jennings or the other executive officers relating to 1997.

STOCK INCENTIVE OPPORTUNITIES

     The Company's stock incentive opportunities consist of grants of stock options under the Company's 1992 Stock Option Plan. The Company's stock option program permits the executive officers to buy a specific number of shares of Common Stock, in the future, at or above the fair market value of such shares on the date an option is granted. Stock options gain value only to the extent the stock price exceeds the option exercise price. As a result, options have no value to the Company's executive officers unless the executive officers are able to improve the Company's operating performance in a fashion which results in stock price appreciation.

     The Stock Option Committee believes that an essential element of the Company's long-term success is a highly motivated executive team with a significant financial interest in improving both the Company's short-term and long-term operating performance. As a result, in the Stock Option Committee's view, significant stock-based incentive opportunities are a necessary element of the Company's executive compensation program in order to encourage the achievement of the Company's long-term operating goals and to align the interests of the Company's executives with those of its shareholders.

     In connection with the engagement of Mr. Jennings as Chairman of the Board, President and Chief Executive Officer, the Compensation Committee, which administered the Company's 1992 Stock Option Plan at the time, agreed to grant Mr. Jennings options to purchase 75,000 shares of the Common Stock under the 1992 Stock Option Plan on the first anniversary of his employment with the Company. These options become exercisable in four equal annual installments, beginning one year from their date of grant, at an exercise price equal to the fair market value of the Common Stock, as defined under the 1992 Stock Option Plan, on the date of grant. These options were intended to attract Mr. Jennings to the Company, encourage his continued employment with the Company and provide incentive to improve Company performance.

     In September 1996, the Stock Option Committee adopted an Incentive Stock Option Award Program ("ISOAP"). The objective of the ISOAP was to direct and reward behavior consistent with shareholder value creation. The ISOAP was intended to provide incentives that encourage higher levels of individual participation, achievement and commitment to both the Company's short-term and long-term objectives. Under the ISOAP, participants were given the opportunity to earn options to purchase Common Stock, and so obtain an equity position in the Company, if they achieve short-term strategic objectives of the Company. Further, the ISOAP was intended to encourage participants to remain with the Company for extended periods by providing that options, once vested, become exercisable over a four year period.

     Under the ISOAP during 1996 and 1997, certain executive officers (other than Mr. Jennings), officers and managers of the Company were granted options to purchase shares of Common Stock pursuant to the 1992 Stock Option Plan. Options to purchase a total of 80,000 and 50,000 shares of Common Stock were granted to executive officers of the Company under the ISOAP during 1996 and 1997, respectively, at an exercise price equal to the fair market value of the Common Stock (as defined under the 1992 Stock Option Plan) on the date of grant. Generally, one-half of the ISOAP options were to vest on June 30, 1997 (the "Turn-around Incentive Options") as follows: one-third of the Turn-around Incentive Options upon the achievement of corporate goals, one-third upon achievement of divisional goals and one-third upon achievement of individual goals, provided that none of an optionee's Turn-around Incentive Options would vest if the optionee did not achieve his or her individual goals, unless the Stock Option Committee otherwise approved of such vesting. Corporate and divisional goals were based upon the 1997 Operating Plan. If the Company achieved the 1997 Operating Plan, the other half of the ISOAP options held by an optionee (the "High Growth Incentive Options") were to vest on December 31, 1997 as follows: a number of High Growth Incentive Options equal to the number of Turn-around Incentive Options which vested on June 30, 1997 or, if no Turn-around Incentive Options vested because the optionee failed to achieve his or her individual goals by June 30, 1997, then one-half of the High Growth Incentive Options if the optionee had met his or her individual goals by December 31, 1997. Vested options become exercisable in four equal annual installments beginning one year from their vesting date.

     The Company did not achieve the 1997 Operating Plan or the operating plans for 1997 relating to either the laboratory or managed care divisions and no participant achieved all of his or her individual goals. As a result, none of the Turn-around Incentive Options or the High Growth Incentive Options vested by their terms. However, a number of the participants in the ISOAP met nearly all of their individual goals and so the Stock Option Committee approved the vesting of a portion of their Turn-around Incentive Options, including two executive officers, each of whom vested in Turn-around Incentive Options to purchase 6,000 shares of Common Stock.

     During 1997, the Stock Option Committee also granted two executive officers of the Company options to purchase 20,000 shares of Common Stock each. These options become exercisable in four equal annual installments, beginning one year from their date of grant, at an exercise price equal to the fair market value of the Common Stock, as defined under the 1992 Stock Option Plan, on the date of grant. These options were granted to these executives in recognition of their efforts in effectively managing the Company's cash resources during the turn-around of the Company and implementing improvements to the Company's systems. In addition, these options, which become exercisable over a four-year period, were intended to encourage the continued employment of these key executives and to provide them with incentives to continue to improve Company performance.

DEDUCTIBILITY OF EXECUTIVE COMPENSATION

     The Compensation Committee and the Stock Option Committee annually review the provisions of the Internal Revenue Code and related regulations of the Internal Revenue Service which restrict deductibility of executive compensation paid to any of the five most highly compensated executive officers at the end of any fiscal year to the extent such compensation exceeds $1,000,000 in any year.

     The Company's 1992 Stock Option Plan contains a restriction on the granting of options so that compensation realized in connection with the exercise of options would be exempt from the restriction on deductibility described above. The 1992 Stock Option Plan restricts to 375,000 the number of shares of Common Stock that may be subject to options granted to any salaried employee in any two consecutive fiscal years. It is important to note that while this restriction allows the Stock Option Committee continuing discretion in establishing executive officer compensation, it does limit such discretion by restricting the size of option awards which the Stock Option Committee may grant to any single individual. The permitted size of the option awards to a single individual is based on the Board of Directors' determination of the maximum number of option shares which were required to be granted in a two-year period to attract and retain a new chief executive officer to the Company.

     The Compensation Committee and the Stock Option Committee do not believe that other components of the Company's compensation program are likely to result in payments to any executive officer in any year which would be subject to the restriction on deductibility, and therefore have concluded that no further action with respect to qualifying such compensation for deductibility is necessary at this time. The Compensation Committee and the Stock Option Committee will continue to evaluate the advisability of qualifying future executive compensation programs for deductibility under the Internal Revenue Code.

COMPENSATION COMMITTEE:                            STOCK OPTION COMMITTEE:

EDUARDO BOHORQUEZ, PH.D.                           ROBERT P. DECRESCE, M.D.
ROBERT P. DECRESCE, M.D.                           P. THOMAS HIRSCH
P. THOMAS HIRSCH
JOSEPH J. VADAPALAS

SHAREHOLDER RETURN

     Set forth below is a graph comparing the cumulative total return on the Common Stock from December 31, 1992 through December 31, 1997 with the Standard and Poor's 500 Stock Index (the "S&P 500") and a published industry index comprised of over 30 companies having an SIC code of 8071 (medical laboratories). The graph assumes that the value of the investment in the Common Stock, the S&P 500, and the published industry index was $100 on December 31, 1992 and that all dividends were reinvested.

                     COMPARISON OF CUMULATIVE TOTAL RETURN
                         PERIOD SINCE DECEMBER 31, 1992

               MEASUREMENT PERIOD                                       INDUSTRY             S&P
             (FISCAL YEAR COVERED)                      UHCI             INDEX               500
1992                                                           100               100               100
1993                                                         59.70             88.33            110.08
1994                                                         25.37             81.14            111.54
1995                                                         25.37             76.56            153.45
1996                                                         17.16             59.31            188.69
1997                                                         12.69             49.93            251.64

                                   PROPOSAL 2

            APPROVAL OF PROPOSAL TO AMEND THE COMPANY'S ARTICLES OF
               INCORPORATION TO INCREASE THE NUMBER OF SHARES OF
                      COMMON STOCK AUTHORIZED FOR ISSUANCE

     The Board of Directors has approved, and proposes and recommends to shareholders for their approval, an amendment to the Articles of Incorporation to increase the number of shares of Common Stock authorized for issuance from 20,000,000 to 40,000,000 shares.

     As of May 4, 1998, there were 6,569,513 shares of the Company's Common Stock issued and outstanding out of 20,000,000 authorized shares of Common Stock. As of May 4, 1998, approximately 5,702,273 of the authorized shares of Common Stock are reserved for issuance pursuant to the Company's stock option plans, employee stock purchase plan, Debentures and outstanding warrants and options to purchase Common Stock.

     The increase in the number of authorized shares of Common Stock will provide additional authorized and unissued shares which may be used by the Company for any proper corporate purpose. Such purposes might include, without limitation, issuance in public or private sales for cash as a means of obtaining additional capital for use in the Company's business and operations, issuance as part or all of the consideration required to be paid by the Company for acquisition of other businesses or properties and possible distributions or dividends to holders of the Common Stock. There are no transactions under present review by the Board of Directors which would result in the issuance of the additional shares of Common Stock being considered for authorization under this proposal, although the Company does consider from time to time proposals or transactions involving the issuance of additional shares of Common Stock or instruments convertible into or exercisable for Common Stock.

     Although the Board of Directors would authorize the issuance of additional shares of Common Stock based on its judgment as to the best interests of the Company and its shareholders, the issuance of additional authorized shares would have the effect of diluting the voting power per share and could have the effect of diluting the book value per share of the outstanding shares of Common Stock. In addition, increasing the authorized shares of Common Stock could, in certain instances, render more difficult or discourage a merger, tender offer, or proxy contest and thus potentially have an "anti-takeover" effect, especially if additional shares of Common Stock were issued in response to a potential takeover. Such an effect could deter certain types of transactions that might be proposed, whether or not such transactions were favored by the majority of the shareholders, and could enhance the ability of officers and directors to retain their positions.

     If the amendment to the Articles of Incorporation described in this Proposal 2 is approved by shareholders, but the amendment to the Articles of Incorporation described in Proposal 3 is not approved by shareholders, the text of Article III of the Company's Articles of Incorporation will be amended to read in part as follows:

          The total number of authorized shares of Common Stock (hereinafter referred to as "Common Stock") which the corporation has authority to issue is Forty Million (40,000,000) shares. A statement of all or any of the designations and the powers, preferences and rights, and the qualifications, limitations or restrictions of the Common Stock is as follows:

             1. The holders of Common Stock are entitled to receive such dividends as may be declared from time to time by the Board of Directors.

             2. In the event of any liquidation, dissolution, or winding up of the corporation, the holders of Common Stock shall be entitled to receive all of the remaining assets of the corporation available for distribution.

             3. The holders of Common Stock shall have equal voting and other rights consistent with the MBCA and each holder of Common Stock is entitled to one (1) vote for each share so held with respect to all matters voted on by the holders of the Common Stock of the corporation.

     If shareholders approve the amendments to the Articles of Incorporation described in both Proposal 2 and Proposal 3, Article III and Article VIIIB of the Company's Articles of Incorporation will be amended to read as set forth in Annex A attached to this Proxy Statement.

     The affirmative vote of a majority of the shares of Common Stock entitled to vote at the Annual Meeting is required to authorize the proposed amendment to the Articles of Incorporation described in Proposal 2. Consequently, abstentions and broker non-votes will have the same effect as a vote against the proposal.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE PROPOSAL.

                                   PROPOSAL 3

     APPROVAL OF PROPOSAL TO AMEND THE COMPANY'S ARTICLES OF INCORPORATION
                  TO AUTHORIZE THE ISSUANCE OF PREFERRED STOCK

     The Board of Directors has approved, and proposes and recommends to the shareholders for their approval, an amendment to the Articles of Incorporation to authorize the issuance of up to ten million (10,000,000) shares of preferred stock (the "Preferred Stock"). The proposed amendment would also change provisions of the Articles of Incorporation relating to confidentiality of shareholder votes, the number of votes required to decide matters before the shareholders and the shareholder meeting quorum requirement to reflect the potential issuance of shares of Preferred Stock having voting rights and to provide the same rights for holders of Preferred Stock as are provided for holders of Common Stock on these matters. The number of authorized shares of Common Stock would not be changed by the amendment. If shareholders approve the amendments to the Articles of Incorporation described in both Proposal 2 and Proposal 3, Article III and Article VIIIB of the Company's Articles of Incorporation shall be amended to read as set forth in Annex A attached to this Proxy Statement. In the event that the amendments to the Articles of Incorporation described in Proposal 3 are approved by shareholders, but the amendment to the Articles of Incorporation described in Proposal 2 is not,
Article III and Article VIIIB of the Company's Articles of Incorporation shall be amended to read as set forth in Annex A attached to this Proxy Statement, except that the number of authorized shares of Common Stock set forth in Annex A will remain at the current number of Twenty Million (20,000,000), rather than the Forty Million (40,000,000) set forth in Annex A.

     If the proposed amendment is approved, the Board of Directors would be empowered, without further shareholder approval (unless such action or authorization is required in a specific case by applicable laws or regulations or stock market rules), to issue the Preferred Stock from time to time in series having such terms as may then be set by the Board of Directors by resolution. Such terms will include dividend rates and liquidation rights and may include sinking fund provisions, call rights, conversion rights, voting rights, designations, preferences, limitations and other similar matters for each series of Preferred Stock. The Preferred Stock will be entitled to a preference over holders of the Common Stock as to the payment of dividends and distributions upon the liquidation of the Company. Purchasers of Preferred Stock may require special voting rights such as the right to approve any merger or sale of, or any repurchase of Common Stock by, the Company. No preferred stock is presently authorized by the Company's Articles of Incorporation. After December 31, 2003, the Board of Directors will not have authority to issue any shares of Preferred Stock, except (i) upon the exercise of warrants, options or other rights to acquire the same issued or granted on or prior to December 31, 2003, (ii) pursuant to the terms of Preferred Stock issued on or prior to December 31, 2003, or (iii) pursuant to the terms of any resolution authorizing the issuance of Preferred Stock, and setting forth the rights, qualifications, limitations or restrictions thereof, approved by the Board of Directors on or prior to December 31, 2003. All shares of Preferred Stock issued and outstanding at December 31, 2003 shall remain issued and outstanding in accordance with the rights, qualifications, limitations or restrictions of such Preferred Stock approved by the Board of Directors (as the same may be amended from time to time in accordance with the terms of such Preferred Stock), provided that the Board of Directors shall not have the authority to reissue such shares after December 31, 2003 except as set forth in the prior sentence.

     The Preferred Stock will provide authorized and unissued shares which may be used by the Company for any proper corporate purpose. Such purposes may include, without limitation, issuance in public or private sales for cash as a means of obtaining additional capital for use in the Company's business and operations, and issuance as part or all of the consideration required to be paid by the Company for the acquisition of other businesses or properties. The Company is actively seeking a party willing to acquire capital stock of the Company, which could include Preferred Stock, in a private placement on negotiated terms and conditions. However, there are no specific transactions currently under review by the Board of Directors which would result in the issuance of the additional shares of Preferred Stock being considered for authorization under this proposal.

     The nature and amount of consideration which would be received by the Company upon issuance of the authorized shares of Preferred Stock is not now known, nor is it possible to state the precise effect of the authorization of the Preferred Stock upon the rights of the holders of the Company's Common Stock until the Board of Directors determines the respective preferences, limitations and relative rights of the holders of each series of the Preferred Stock. Such effects, however, could include: (a) reduction of the amount otherwise available for payment of dividends on Common Stock, to the extent dividends are payable on any issued shares of Preferred Stock; (b) restrictions on dividends on Common Stock; (c) dilution of the voting power per share of the Common Stock to the extent that the Preferred Stock has voting rights; (d) conversion into Common Stock at such prices as the Board determines, which could include issuance at below fair market value or original issue price of the shares of Common Stock and dilution of the book value per share of the outstanding shares of Common Stock; and (e) the holders of Common Stock not being entitled to share in the Company's assets upon liquidation until satisfaction of any liquidation preference granted to the Preferred Stock. Holders of Common Stock have no preemptive rights to participate in any issuance of Preferred Stock.

     Although the proposed amendment is not intended to be an anti-takeover measure, shareholders should note that, under certain circumstances, the shares of Preferred Stock could be used to make any attempt to gain control of the Company or the Board of Directors more difficult or time-consuming. Any of the shares of Preferred Stock could be privately placed with purchasers who might side with the Board in opposing a hostile takeover bid. It is possible that such shares could be sold with or without an option, on the part of the Company, to repurchase such shares, or on the part of the purchaser, to put such shares to the Company.

     The amendment authorizing the issuance of Preferred Stock might be considered to have the effect of discouraging an attempt by another person or entity, through the acquisition of a substantial number of shares, to acquire control of the Company, since the issuance of shares of Preferred Stock could be used to dilute the stock ownership of a person or entity seeking to obtain control and to increase the cost to a person or entity seeking to acquire a majority of the voting power of the Company. If so used, the effect of the authorized shares of Preferred Stock might be to deprive shareholders of an opportunity to sell their stock at a temporarily higher price as a result of a tender offer or the purchase of shares by a person seeking to obtain control of the Company or to assist incumbent management in retaining their present positions.

     Section B of Article VIII of the Company's Articles of Incorporation is being amended to provide that shares entitled to cast a majority of the votes at a meeting of shareholders shall constitute a quorum at such meeting and the vote of a majority of the shares entitled to vote at the meeting present in person or represented by proxy and voting shall decide any question brought before the meeting, except as otherwise provided by the Articles of Incorporation, Bylaws or by law. Because the Articles of Incorporation currently only provide for Common Stock, the Articles of Incorporation provide that a quorum shall be deemed present at a meeting of the shareholders if a majority of the Common Stock is present at such meeting and that the vote of holders of a majority of the Common Stock present in person or by proxy and voting at the meeting shall decide any question brought before the meeting, except as otherwise provided by the Articles of Incorporation, Bylaws or by law. The provision is being revised to reflect the authorization of the Preferred Stock. It is possible that shares of Preferred Stock could be issued that would have voting rights and so should be included in the determination of the shares required to constitute a quorum at a meeting of shareholders where such shares are to be voted and the number of shares required to be voted to decide any question brought before such meeting.

     Section B of Article VIII of the Company's Articles of Incorporation is also being amended to provide that all proxies, ballots, votes and tabulations that identify the particular vote of holders of capital stock of the Company shall be confidential. Because the Articles of Incorporation currently only provide for Common Stock, the Articles of Incorporation provide such right of confidentiality only for the Common Stock. The amendment is being proposed so as to extend such right of confidentiality to the Preferred Stock.

     The affirmative vote of holders of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting is required for approval of the proposed amendment to the Articles of Incorporation described in Proposal 3. Consequently, abstentions and broker non-votes will have the same effect as a vote against the proposal.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE PROPOSAL.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires the Company's officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC"). Officers, directors and greater than 10% shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received by it since January 1, 1997, or written representations from certain reporting persons that no Form 5 reports were required for those persons, the Company believes that all filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with during 1997, except as previously reported.

                            INDEPENDENT ACCOUNTANTS

     The accounting firm of BDO Seidman LLP acted as independent accountants to audit the financial statements of the Company and its consolidated subsidiaries for 1996 and 1997. The Audit Committee has not yet completed its evaluation of the 1997 audit process. As a result, the selection of the independent accountants to audit the financial statements of the Company for 1998 will be made by the Board of Directors at a later date. Representatives of BDO Seidman LLP are expected to be present at the Annual Meeting and to be available to respond to appropriate questions. Such representatives will have the opportunity to make a statement if they desire to do so.

     On December 31, 1996, the Audit Committee of the Board of Directors of the Company determined not to retain the firm of Coopers & Lybrand LLP to audit the Company's financial statements for the year ended December 31, 1996. Coopers & Lybrand LLP had been the Company's principal accountants for the purpose of auditing its financial statements since the organization of the Company.

     The reports of Coopers & Lybrand LLP on the financial statements for the years ended December 31, 1995 and 1994 contained no adverse opinion or disclaimer of opinion, nor were they modified as to uncertainty, audit scope or accounting principles, except as set forth below. An accountant's report of Coopers & Lybrand LLP contained in a Form S-2 Registration Statement filed by the Company with the Securities and Exchange Commission on December 8, 1995 contained a paragraph regarding uncertainty relating to the Company's tax indemnification obligations to MML, Inc., the business of which was acquired by the Company in 1991. Coopers & Lybrand LLP reissued this accountant's report on January 16, 1996, in connection with Amendment No. 1 to such Registration Statement without inclusion of the foregoing tax indemnification paragraph due to a change in accounting standards, effective January 1, 1996, which permitted the removal of this paragraph in Coopers & Lybrand LLP's accountant's report as long as adequate disclosure regarding the same was contained in the financial statements to which the accountant's report related. Since the Company's financial statements relating to such accountant's report contained such disclosure, Coopers & Lybrand LLP was no longer required to include the foregoing tax indemnification paragraph in its accountant's report relating to such financial statements.

     The Company has had no disagreements with Coopers & Lybrand LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which disagreements, if not resolved to the satisfaction of Coopers & Lybrand LLP, would have caused it to make reference to the subject matter of the disagreements in connection with its reports relating to the auditing of the Company's financial statements for the years ended December 31, 1995 and 1994 or during the period January 1, 1996 to December 31, 1996.

                             SHAREHOLDER PROPOSALS

     Proposals of shareholders intended to be presented at the 1999 Annual Meeting of Shareholders must be received by the Secretary of the Company at the Company's principal executive offices on or before February 2, 1999. Shareholders who wish to submit proposals for action or nominees for election at a meeting of shareholders must comply with certain notice and informational requirements set forth in the Company's Bylaws.

                        SHAREHOLDERS WHO ARE PHYSICIANS

     Pursuant to Federal and State law, physicians are prohibited from referring, recommending or arranging for a referral of clinical laboratory services for which payment may be made under Medicare to the Company if such persons or any member of their immediate family has an investment, compensation or other financial relationship with the Company, including the ownership of Common Stock. All owners of Common Stock who are physicians or have physicians in their immediate family must report the physician's name and I.D. number to the Company.

                                          By order of the Board of Directors,
                                          Thomas S. Vaughn, Secretary

June 3, 1998

                                    ANNEX A

                PROPOSED AMENDMENT TO ARTICLES OF INCORPORATION

     RESOLVED, that Article III of the Company's Articles of Incorporation be amended and restated to read as follows:

                                  ARTICLE III

                                 CAPITAL STOCK

     The total authorized shares of stock which the corporation shall have authority to issue is as set forth below. The shares of stock of the corporation may be issued from time to time for such consideration as may be fixed from time to time by the Board of Directors.

                                  COMMON STOCK

     The total number of authorized shares of Common Stock (hereinafter referred to as "Common Stock") which the corporation has authority to issue is Forty Million (40,000,000) shares. A statement of all or any of the designations and the powers, preferences and rights, and the qualifications, limitations or restrictions of the Common Stock is as follows:

          1. The holders of Common Stock are entitled to receive such dividends as may be declared from time to time by the Board of Directors, subject to the prior and superior rights of any outstanding Preferred Stock of the corporation.

          2. In the event of any liquidation, dissolution, or winding up of the corporation, the holders of Common Stock shall be entitled to receive all of the remaining assets of the corporation available for distribution, subject to the prior and superior rights of any outstanding Preferred Stock of the corporation.

          3. The holders of Common Stock shall have equal voting and other rights consistent with the MBCA and each holder of Common Stock is entitled to one (1) vote for each share so held with respect to all matters voted on by the holders of the Common Stock of the corporation.

                                PREFERRED STOCK

     The total number of authorized shares of Preferred Stock (hereinafter referred to as "Preferred Stock") which the corporation has authority to issue is Ten Million (10,000,000) shares. The Board of Directors of the corporation is authorized to issue shares of Preferred Stock from time to time in one or more series of such number of shares with such distinctive serial designations and
(a) may have such voting powers, full or limited, or may be without voting powers; (b) may be subject to redemption at such time or times and at such prices; (c) may be entitled to receive dividends (which may be cumulative or non-cumulative) at such rate or rates, on such conditions, and at such times and payable in preference to, or in such relation to, the dividends payable on any other class or classes or series of shares; (d) may have such rights upon the dissolution of, or upon any distribution of the assets of, the corporation; (e) may be made convertible into, or exchangeable for, shares of the same or any other class or classes, or of any other series of the same or any other class or classes, of shares of the corporation, at such price or prices or at such rates of exchange, and with such adjustments; and (f) may have such other relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, all as shall hereafter be stated and expressed in the resolution or resolutions providing for the issue of each such series of Preferred Stock from time to time adopted by the Board of Directors of the corporation pursuant to authority so to do which is hereby expressly vested in the Board of Directors. Such resolutions, when filed, shall constitute an amendment to these Articles of Incorporation. Notwithstanding the foregoing, no shares of Preferred Stock, may be issued by the Board of Directors after December 31, 2003, except for shares of Preferred Stock issued (i) upon the exercise of warrants, options or other rights to acquire Preferred Stock issued or granted on or prior to December 31, 2003, (ii) pursuant to the terms of Preferred Stock issued on or prior to December 31, 2003, or (iii) pursuant to the terms of any resolution authorizing the issuance of Preferred Stock, and setting forth the rights, qualifications, limitations or restrictions thereof, approved by the Board of Directors on or prior to December 31, 2003. All shares of Preferred Stock issued and outstanding at December 31, 2003 shall remain issued and outstanding in accordance with the rights, qualifications, limitations or restrictions of such Preferred Stock approved by the Board of Directors (as the same may be amended from time to time in accordance with the terms of such Preferred Stock), provided that the Board of Directors shall not have the authority to reissue such shares after December 31, 2003 except as set forth above in the prior sentence.

     FURTHER RESOLVED, that Section B of Article VIII of the Company's Articles of Incorporation be amended and restated to read as follows:

          B. Special meetings of the shareholders of the corporation may be called by the Board of Directors, such person or persons as may be authorized to call a special meeting by the corporation's Bylaws, or holders of a majority of the issued and outstanding shares of the Common Stock. Shares entitled to cast a majority of the votes at a meeting of shareholders shall constitute a quorum at such meeting of shareholders. When a quorum is present or represented by proxy at any meeting, the vote of the holders of a majority of shares entitled to vote at the meeting present in person or represented by proxy and voting shall decide any question brought before the meeting, except as otherwise provided by these Articles of Incorporation, the Bylaws or by law. All proxies, ballots, votes and tabulations that identify the particular vote of holders of capital stock of the corporation shall be confidential and shall not be disclosed except (i) to independent election inspectors appointed by the corporation, who shall not be directors, officers, or employees of the corporation, (ii) as required by law, or (iii) when expressly requested by the voting shareholder.

                                 DETACH HERE


                                    PROXY


                     UNIVERSAL STANDARD HEALTHCARE, INC.

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                   OF UNIVERSAL STANDARD HEALTHCARE, INC.




        The undersigned hereby constitutes and appoints Eugene E. Jennings and Thomas S. Vaughn, and each of them, attorneys, agents and proxies with power of substitution, to vote all the shares of Common Stock of Universal Standard Healthcare, Inc. (the "Company") that the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held at the offices of Dykema Gossett PLLC, 400 Renaissance Center, Detroit, Michigan on June 29, 1998 at 8:30 a.m., local time, and at any adjournment thereof, upon the following matters, all of which are proposed by the Company.


-----------                                                          -----------
SEE REVERSE                                                          SEE REVERSE
                 CONTINUED AND TO BE SIGNED ON REVERSE SIDE
   SIDE                                                                  SIDE
-----------                                                          -----------

                                 DETACH HERE


[X] PLEASE MARK
    VOTES AS IN
    THIS EXAMPLE.

    THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED; IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE NOMINEES NAMED BELOW AND FOR EACH OF THE PROPOSALS.

    1. Election of Directors.                                   2. Approval of an amendment to            FOR    AGAINST    ABSTAIN
                                                                   Articles of Incorporation to increase   [ ]      [ ]        [ ]
       NOMINEES:  Eduardo Bohorquez, Ph.D, Joseph J. Vadapalas     the number of shares of Common
                                                                   Stock authorized from 20,000,000
                    FOR      WITHHELD                              to 40,000,000.
                    [ ]        [ ]                              3. Approval of an amendment to             [ ]      [ ]        [ ]
                                                                   Articles of Incorporation to authorize
                                                                   10,000,000 shares of Preferred
                                              MARK HERE            Stock.
                                             FOR ADDRESS  [ ]
                                              CHANGE AND        In their discretion the proxies are also authorized to vote upon
[ ]                                           NOTE BELOW        such other matters as may properly come before the meeting including
   ----------------------------------------                     the election of any person to the Board of Directors where a nominee
(INSTRUCTION:  To withhold authority to vote                    named in the Proxy Statement dated June 3, 1998, is unable to serve
for any individual nominees, write that                         or, for good cause, will not serve.
nominee's name on the space provided above.)
                                                                The undersigned acknowledges receipt of the Notice of Annual
                                                                Meeting of Shareholders and the Proxy Statement dated June 3, 1998 and the 1997 Annual Report to Shareholders and ratifies all that the proxies or either of them or their substitutes may lawfully do or cause to be done by virtue hereof and revokes all former proxies.

                                                                NOTE:  Please sign exactly as name(s) appear(s) on stock
                                                                records.  When signing as attorney, administrator, trustee, guardian or corporate officer, please so indicate.

Signature:                                Date:                 Signature:                                   Date:
          -------------------------------       ---------------            ---------------------------------       ----------------
